EXHIBIT 10.3

[LOGO OMITTED]

2005 STOCK PLAN OPTION CERTIFICATE
This Certificate, when executed by an Administrator of the 2005 Stock Plan of Palatin Technologies, Inc. (the “Company”), evidences the grant to the Employee named below of an Option to purchase shares of the Common Stock of the Company.

    1.        Name of Employee: «First_Name» «Last_Name»

2.	Maximum number of shares for which this option is exercisable: «ofoptions»

3.	Purchase Price Per Share: $ «OptionPrice» per share

4.	Date of Grant: «GrantDate»

5.	Expiration Date of Option: «ExpirationDate»

6.	Type of Grant: Incentive Stock Option

7.

Vesting Schedule: Insert Vesting Schedule; New Employee Vesting Schedule is This option shall become exercisable (and the shares issued upon exercise shall be vested) in 4 equal annual installments; ¼ at 12 months, ¼ at 24 months, ¼ at 36 months and remainder at 48 months from date of grant; provided, however that the number of shares included in each of the first three installments shall be rounded down to the nearest whole number and the number of shares included in the final installment shall be the remaining unvested balance of the Shares.

8.

Change in control: In the event of termination of an Eligible Employee as defined in and under the conditions specified in Section 3.1(b) of the Palatin Technologies, Inc. 2007 Change in Control Severance Plan, all of the terminated Eligible Employee’s outstanding options shall: (i) immediately become exercisable upon his or her termination; and (ii) expire upon the earlier of (a) one year after the date of his or her termination or (b) the expiration date of each option as specified herein.

        This Option is subject to, and governed by, all of the terms of the Company’s 2005 Stock Plan and standard Incentive Stock Option Agreement (these documents are available on the Company’s corporate computer network drive or from the Human Resources Department).

PALATIN TECHNOLOGIES, INC.

By:
Stephen T. Wills
Title: EVP, Operations & Chief Financial Officer